Exhibit 23.1

Consent of Registered Independent Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement 333-220864 on Form S-8 of Novume Solutions, Inc. of our report dated April 11, 2019, relating to the consolidated financial statements included in this Annual Report on Form 10-K of Novume Solutions, Inc. for the year ended December 31, 2018.

/s/ BD & Company, Inc.

BD & Company, Inc.

Owings Mills, MD
April 11, 2019